================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               SKYLINE CHILI INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

[SKYLINE CHILI, INC. LETTERHEAD]



                                                March 26, 1998


Dear Skyline Chili, Inc. Shareholder:

         You recently received a Proxy Statement dated February 13, 1998 (the "Proxy Statement") and a Proxy Supplement dated February 27, 1998 (the "Proxy Supplement") in connection with the solicitation by Skyline Chili, Inc.'s ("Skyline" or the "Company") Board of Directors (the "Board") of proxies to be used at a Special Meeting of the Company's Shareholders (the "Special Meeting") initially convened on March 20, 1998, and at any adjournment or adjournments thereof. The Special Meeting has been adjourned to April 13, 1998 at 10:00 a.m. (local time), at the Cincinnati Marriott, 11320 Chester Road, Sharonville, Ohio 45246. The Special Meeting has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger dated November 26, 1997, as amended (the "Merger Agreement"), pursuant to which Skyline Acquisition Corp. ("Acquisition Co."), a newly-formed, private Ohio corporation, organized by certain members of the Company's management and Fleet Venture Resources, Inc., a Rhode Island corporation, and certain of its affiliates ("Fleet"), will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. The Merger Agreement provides that upon effectiveness of the Merger, each outstanding share of the Company's no par value common stock ("Common Stock") (other than shares held by Acquisition Co. and shares held by shareholders who are entitled to and who have perfected their dissenters' rights) will be converted automatically into the right to receive $6.75 in cash payable to the holders thereof, without interest. The Company's Board is sending you these additional proxy solicitation materials to advise you of certain recent developments concerning the Company.

         The Proxy Supplement described an unsolicited offer from Meritage Hospitality Group, Inc. ("Meritage"), a Michigan-based hotel and restaurant operator, to the Company's Board to combine the Company and Meritage in a merger or other transaction (the "Meritage Proposal"). The Meritage Proposal was presented to the Company's Board on February 18, 1998, after the Proxy Statement was mailed, and was withdrawn by Meritage on February 24, 1998. Meritage subsequently contacted the Company to communicate Meritage's belief that the Proxy Supplement contained certain misrepresentations and omissions regarding the withdrawn Meritage Proposal and the financial condition of Meritage. After further review, the Company's financial advisor, SunTrust Equitable Securities ("SunTrust Equitable"), has determined that certain financial information about Meritage supplied by SunTrust Equitable to the Company's Board for inclusion in the Proxy Supplement was inadvertently inaccurate or was not based on the most current public information available about Meritage. SunTrust Equitable has now corrected or updated this financial information. The Company's Board of Directors has reviewed this corrected and updated information and has determined that it would not have changed in any way the Board's preliminary opposition to the Meritage Proposal or the Board's continuing recommendation to the Company's shareholders that they approve the Merger Agreement. In addition, SunTrust Equitable has advised the Company's Board that this corrected and updated information would not have changed in any way SunTrust Equitable's opinion that the Meritage Proposal was not a superior alternative to the Merger. Although the Company's Board does not believe that this corrected and updated information regarding the Meritage Proposal is material, the Board has determined to send you these additional proxy solicitation materials so that you may consider this information if you choose. In connection with that determination, the Company convened and then adjourned the Special Meeting to April 13, 1998 at 10:00 a.m. (local time) at the Cincinnati Marriott, 11320 Chester Road, Sharonville, Ohio 45246.

         The following description of the Meritage Proposal contains the corrected and updated information.

         The Company's Board of Directors received an unsolicited offer from Meritage dated February 18, 1998, to combine Skyline and Meritage in a merger or other transaction, in which Skyline's shareholders would purportedly have received (i) $5.75 in cash consideration per share of Skyline's Common Stock, plus (ii) $2.50 in Meritage common stock per share of Skyline's Common Stock. The Meritage common stock would have been priced based on the average high and low bid price quoted on the OTC Bulletin Board for the 10 trading days preceding the closing. The Meritage Proposal did not describe any financing arrangements or the proposed timetable to closing, and was specifically conditioned upon the preparation of a definitive agreement setting forth normal and customary terms and upon obtaining the necessary approvals of shareholders and boards of directors. With respect to the Meritage Proposal, the Special Committee of the Company's Board preliminarily determined that on a proforma basis, the proposed merger of Meritage and Skyline would likely result in a combined company with significantly lower earnings and operating cash flow, greatly increased leverage, lower book value, reduced working capital and lower cash reserves. In addition, the Special Committee was aware that the Company's majority shareholders strongly prefer an all cash transaction. The Special Committee also had significant concerns about the timing of the Meritage Proposal. The proposed Merger transaction with Acquisition Co. was publicly announced in September 1997, but the Meritage Proposal was not submitted until after the Company had called and noticed the Special Meeting to vote on the Merger and had mailed the Proxy Statement. Nonetheless, the Special Committee authorized SunTrust Equitable to respond to Meritage and to request additional information to enable the Special Committee to thoroughly evaluate the Meritage Proposal. The Special Committee strongly believed that Meritage should have been able to immediately submit specific information and clarifications about the Meritage Proposal and its financing commitments.

         SunTrust Equitable had some preliminary discussions with Meritage in which it requested specific information about Meritage's financing and financing commitments. When that information was not received, SunTrust Equitable requested in writing that detailed information and clarifications be immediately provided by Meritage to enable the Special Committee to reach a definitive conclusion regarding the Meritage Proposal, especially with regard to the Meritage securities being offered, including: (i) details on Meritage's financing arrangements and a copy of any financing commitment letter(s); (ii) a timetable for the proposed transaction through closing; (iii) five year financial projections for Meritage on a stand-alone basis, including the assumptions behind such projections; (iv) details on the proposed accounting treatment for the transaction including proforma combined financial projections for the combined entities and the assumptions supporting these financial projections; (v) information on Meritage's willingness and ability to provide a non-refundable cash deposit in the amount of $1.5 million, representing the Break-Up Fee defined in the Merger Agreement that would be payable to Acquisition Co.; (vi) information on board representation following the closing of the Meritage Proposal, including Meritage's willingness to cede board control to the Company's Board, since the Meritage Proposal indicated that based on Meritage's then current stock price, the Company's shareholders would own a majority of Meritage's common shares; and (vii) a summary of the reasons why Meritage believed its proposal offered a superior alternative to Skyline's shareholders. The response from SunTrust Equitable also informed Meritage that despite Meritage's request that its proposal be kept confidential, the Company's Board had determined that the Company had an obligation to make complete and timely disclosure to its shareholders regarding these developments. On February 24, 1998, Meritage responded that it had decided to withdraw its proposal. Meritage did not provide any of the requested additional information regarding its proposal.

         Meritage made several unsolicited proposals to acquire the Company or a controlling interest in the Company during early 1997, including proposals which did not treat all of the Company's shareholders equally and proposals to acquire only a limited number of shares. Several of these proposals included consideration consisting of a combination of cash and Meritage securities. None of the Meritage proposals indicated a source of financing or provided any assurance of Meritage's ability to actually consummate a transaction. Furthermore, the Special Committee determined on March 10, 1997, following a presentation from SunTrust Equitable, that the value of Meritage securities was uncertain and the shares were likely to remain illiquid. At that time, the Special Committee concluded that the Meritage proposals were not in the best interests of the Company's shareholders, and recommend that the Board pursue the sale of the Company in an all cash, all shares transaction. See "Special Factors
- Background of the Merger" in the Proxy Statement. Meritage withdrew its earlier proposals in April 1997. The Company had not had any substantive contacts or negotiations with Meritage since that time, until it received the Meritage Proposal.

         SunTrust Equitable advised the Special Committee and the Board that the most recent Meritage Proposal was likely to be similar in substance to a leveraged recapitalization of the Company, whereby Skyline would pay out a dividend of $5.75 per share in cash followed by a merger of Skyline with and into Meritage. The Board, upon the recommendation of the Special Committee and with the advice of SunTrust Equitable, previously rejected a leveraged recapitalization transaction as an alternative for enhancing shareholder value. See "Special Factors Background of the Merger" and "Special Factors - Opinion of SunTrust Equitable" in the Proxy Statement. In particular, SunTrust Equitable determined that such a transaction would likely provide a lower return for shareholders due to the limited debt capacity of the Company in the absence of new cash equity capital, the fact that a portion of the consideration paid to shareholders might be taxed as dividend income, the fact that the shareholders' receipt of the Meritage common shares might be taxable, the reduced earnings per share that would result from increased interest expense and the resulting lower share price which would further impact liquidity of the Common Stock.

More importantly, in the opinion of SunTrust Equitable, there can be no assurance that the Company would be able to raise sufficient debt financing in the absence of an equity infusion to pay out the special dividend of $5.75 per share proposed by Meritage.

         In expressing their preliminary opposition to the Meritage Proposal and in continuing to recommend to the Company's shareholders that they approve the Merger Agreement with Acquisition Co., the Board and the Special Committee considered the following additional factors:

         (i) Entering into discussions with Meritage would place the Merger with Acquisition Co. at risk, with no assurance or evidence that Meritage had the ability or desire to consummate an all cash transaction.

         (ii) Since the time of Meritage's first proposal to the Company on February 4, 1997, the market closing price of the shares of Meritage common stock has declined 69.8% from $5.375 on February 4, 1997 to $1.625 as of the close on March 24, 1998, giving Meritage an approximate equity market value of $8.1 million as of March 24, 1998 including the issuance of 1,772,359 shares of common stock on January 30, 1998. In response to the latest proposal by Meritage, the Special Committee also reviewed the recent financial performance of Meritage as reported in its most recent public filings, including, but not limited to, Form 10-K filed with the SEC on February 27, 1998 (the "10-K") which presents the historical results of Meritage for the fiscal year ended November 30, 1997 and Form 8-K/A filed with the SEC on February 11, 1998 (the "8-K/A") which presents the historical results of Meritage for the year ended November 30, 1997 and the pro forma adjustments as if certain defined assets had been sold on December 1, 1996. In the 8-K/A, Meritage recorded a consolidated pro forma net loss on common shares for the fiscal year ended November 30, 1997 of $2,589,806 or a net loss of $0.81 per common share. This consolidated pro forma net loss on common shares for the most recent fiscal year ended November 30, 1997 exceeded the net loss on common shares for the prior fiscal year which totaled $1,925,570, as reported in the 10-K. The Special Committee also noted that Meritage has recorded net losses on common shares for the four most recent fiscal years totaling $5.8 million. In addition, according to the 10-K, on November 30, 1997 Meritage had stockholders' equity of $29,961 and total debt of $23,940,359, representing a debt-to-equity ratio of 799:1. Finally, based on the 10-K, Meritage has failed to meet certain covenants contained in loan agreements with its primary lender, and has obtained waivers on covenant compliance and on certain principal and interest payments. Given these facts, the Special Committee believes that its previous decision to not recommend prior proposals which contemplate a merger with Meritage and the receipt of Meritage securities has been validated by Meritage's recent financial performance and the stock price behavior of Meritage's common shares.

         (iii) The transaction proposed by Meritage would have subjected the Company to Meritage's contingent liabilities. Meritage owns 100% of the Wendy's of West

                  Michigan Limited Partnership (the "Wendy's Partnership"), which owns and operates as a franchisee certain Wendy's Old Fashioned Hamburger Restaurants ("Wendy's Restaurants"). Based on its public filings, Meritage, certain of its affiliates and its principal officers are currently defendants in a lawsuit (Case No. 97-05360-1B, Kent County, Michigan Circuit Court) brought by the former general partner of the Wendy's Partnership seeking injunctive relief prohibiting the defendants from participating in the management of the Wendy's Partnership, unspecified damages for breach of contract, and unspecified damages for various business torts and misrepresentation.

         (iv) In the past, Wendy's International, Inc. ("Wendy's"), the franchisor of Wendy's Restaurants, has prohibited certain of its franchisees from becoming Skyline franchisees for competitive reasons. Although Wendy's position on a proposed combination of the Company and Meritage is unknown, Meritage did not provide the Company with definitive evidence of consent from Wendy's for the proposed transaction.

         (v) The Board was informed that the Company's management and key employees continue to support the Merger with Fleet. The Board was concerned that pursuing the Meritage Proposal would have a deleterious impact on the Company's business and could have led to the loss of members of management and other key employees.

         (vi) The Board was aware that there was a strong negative reaction among the Company's franchisees in response to Meritage's previous unsolicited proposals.

         The Special Committee of Skyline's Board and the Board continue to believe that the Merger with Acquisition Co. is fair to and in the best interests of the Company's shareholders. The Special Committee and the Board believe that there is a substantial likelihood of completing the Merger with Acquisition Co. in a timely manner. All of the conditions to the Merger with Acquisition Co. relating to definitive documentation, due diligence and regulatory approval have been fulfilled. Fleet has the committed equity resources and the Company has obtained a bank financing commitment to fund the Merger. Subject to final approval by the Company's shareholders at the adjourned Special Meeting on April 13, 1998, the Merger with Acquisition Co. would close on or about April 28, 1998. THE SPECIAL COMMITTEE AND THE BOARD CONTINUE TO RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

         Due to the decision to adjourn the Special Meeting scheduled for April 13, 1998, the Company, Acquisition Co. and certain shareholders of the Company have entered into a Second Amendment to the Merger Agreement dated March 20, 1998 (the "Second Amendment") (i) extending the Exclusivity Termination Date through which Acquisition Co. would be entitled to receive the $1,500,000 Break-Up Fee, from April 11 to May 8, 1998, and (ii) extending the date on which Acquisition Co. or the Company can terminate the Merger Agreement from April 11 to May 8, 1998. A copy of the Second Amendment is attached to this Proxy Supplement.

         A new Proxy Card has been enclosed with this Proxy Supplement in the event you wish to change your vote as a result of this additional information. IF YOU HAVE ALREADY RETURNED YOUR INITIAL PROXY CARD, DO NOT RETURN THE ENCLOSED PROXY CARD UNLESS YOU WISH TO CHANGE YOUR VOTE.

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of March 20, 1998 by and among SKYLINE ACQUISITION CORP., an Ohio corporation (the "Buyer"), SKYLINE CHILI, INC., an Ohio corporation (the "Company"), and certain stockholders of the Company executing this instrument (the "Consenting Stockholders") amending a certain Agreement and Plan of Merger dated as of November 26, 1997, as amended by a First Amendment to Agreement and Plan of Merger dated as of January 9, 1998, both by and among the Buyer, the Company and the Consenting Stockholders (as so amended, the "Agreement"). Capitalized terms used herein which are defined in the Agreement shall have the same meanings herein as therein unless defined otherwise herein or the context hereof requires otherwise.

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

         1. EXCLUSIVITY TERMINATION DATE. The Exclusivity Termination Date shall be May 8, 1998 and, accordingly, Section 5(i) of the Agreement is hereby amended by replacing the date "April 11, 1998" in the first line thereof with the date "May 8, 1998".

         2. TERMINATION. Each of Section 7(a)(ii)(B) and Section 7(a)(iii)(B) of the Agreement is hereby amended by replacing the date "April 11, 1998" therein with the date "May 8, 1998".

         3. NO OTHER AMENDMENTS. Except to the extent expressly amended hereby the Agreement shall not be deemed amended or modified in any way and shall remain in full force and effect.

         4.       Miscellaneous.
                  --------------

                  (a) SUCCESSION AND ASSIGNMENT. This instrument shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this instrument or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

                  (b) COUNTERPARTS. This instrument may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (c) HEADINGS. The section headings contained in this instrument are inserted for convenience only and shall not affect in any way the meaning or interpretation of this instrument.

         (d) GOVERNING LAW. This instrument shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

         IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date first above written.

                                     SKYLINE CHILI, INC.
                                     By: /s/ Joseph E. Madigan
                                         ---------------------------------------

                                     Title:  Chairman of the Special Committee

                                     /s/ Lambert N. Lambrinides
                                     -------------------------------------------
                                     (LAMBERT N. LAMBRINIDES)


                                     /s/ Christie N. Lambrinides
                                     -------------------------------------------
                                     (CHRISTIE N. LAMBRINIDES)


                                     /s/ William N. Lambrinides
                                     -------------------------------------------
                                     (WILLIAM N. LAMBRINIDES)


                                     /s/ Kevin R. McDonnell
                                     -------------------------------------------
                                     (KEVIN R. McDONNELL)


                                     SKYLINE ACQUISITION CORP.


                                     By: /s/ Bernard V. Buonnano, III
                                        ----------------------------------------
                                     (BERNARD V. BUONNANO, III)
                                     Title:   President

                                                                      APPENDIX A


                  RETURN THIS PROXY CARD ONLY IF YOU HAVE NOT
                                                          ---
                VOTED OR IF YOU WISH TO CHANGE YOUR PRIOR VOTE.





                              Skyline Chili, Inc.
                             4180 Thunderbird Lane
                             Fairfield, Ohio 45014

         The undersigned hereby appoints DAVID A. KOHNEN and LAWRENCE R. BURTSCHY, and each of them with power of substitution, the proxies of the undersigned to represent and to vote as indicated below, all of the Common Shares of Skyline Chili, Inc. held of record by the undersigned on January 23, 1998, at the Special Meeting of Shareholders of Skyline Chili, Inc., convened on March 20, 1998 and at any adjournment thereof, for the following purposes:

(1) Proposal to approve an Agreement and Plan of Merger pursuant to which Skyline Acquisition Corp. ("Acquisition Co.") will be merged with and into Skyline Chili, Inc. (the "Company") and each shareholder of the Company (except Acquisition Co.) will become entitled to receive $6.75 in cash for each outstanding Company Common Share.

           [ ]   FOR         [ ]   AGAINST        [ ]  ABSTAIN


(2) In their discretion, the proxies are authorized to vote on all other matters (none known at the time of the solicitation of this Proxy) which may properly come before the Special Meeting, or any adjournments thereof.

                  Either of said proxies, or substitutes, who shall be present and shall act at the Special Meeting, shall have and may exercise all the powers of said proxies hereunder.


                  PLEASE MARK YOUR PROXY, SIGN IT AND DATE IT,
                AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED

Skyline Chili, Inc.
c/o Corporate Trust Services
Mail Drop 1090FS-4129
38 Fountain Square Plaza
Cincinnati, OH 45263














                              fold and detach here

 ................................................................................

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INDICATED BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE INDICATED IN THE SPACES PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL DESCRIBED IN ITEM (1). The undersigned hereby acknowledges receipt of the notice of the Special Meeting of Shareholders dated February 13, 1998, the Proxy Statement dated February 13, 1998, and the Proxy Supplement furnished herewith. Any proxy heretofore given to vote said shares is hereby revoked.



                                             ----------------------------------
                                                       Signature


                                             ----------------------------------
                                                          Date